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                                  [LETTERHEAD]


October 6, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 6, 1998 of Wavetek Wandel & Goltermann, Inc. and are in agreement with the statements contained in the second and third paragraphs under Item 4(a) on pages 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                       Very truly yours,

                                       /s/ Ernst & Young LLP